Exhibit 23.2


               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 14, 1995, which appears on page F-20 of the Prospectus dated February 24, 1997 constituting part of the Registration Statement on Form S-1 (Form S-1) of First Aviation Services, Inc. We also consent to the application of such report to the Financial Statement Schedule for the years ended March 31, 1994 and 1995 listed under item 16(b) of the Form S-1 when such schedule is read in conjunction with the financial statements referred to in our report.

/s/PRICE WATERHOUSE LLP

San Francisco, California
April 23, 1997



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